Exhibit 1A-15

Pursuant to all the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Firm 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized in Mesa, State of Arizona, on June 1, 2020. Atlis Motor Vehicles, Inc. By:_____________ Name: Mark Hanchett Title: Chief Executive Officer, Director This offering statement has been signed by the following persons in the capacities and on the date indicated. Signature Name Title Date Mark Hanchett Chief Executive Officer & Director Annie Pratt President & Director Annie Pratt Principal Accounting Officer Annie Pratt Principal Financial Officer 61 6/3/2020